EXHIBIT 99

Press Release

SINCLAIR BROADCAST GROUP AMENDS THE TERMS OF ITS TENDER OFFER
AND CONSENT SOLICITATION FOR ITS 10% SENIOR SUBORDINATED NOTES DUE 2003

Baltimore, Maryland --- November 25, 1997 --- Sinclair Broadcast Group, Inc. ("Sinclair") announced today that it has amended (the "Amendment") the terms of its offer (as amended, the "Offer") to purchase for cash any and all of its 10% Senior Subordinated Notes due 2003 (the "Notes") and related solicitation (as amended, the "Solicitation") of consents ("Consents"). The Amendment increases the Consent Payment (as defined below) payable pursuant to the Solicitation from $5.00 per Note to $40.00 per Note and reduces the purchase price for the Notes payable pursuant to the Offer by an equal and offsetting amount. In addition, pursuant to the Amendment, Sinclair has extended the Consent Date (as defined below) to be the date that is the later of Dec. 9, 1997 or 12:00 midnight, New York City time, on the Consent Achievement Date (as defined below).

Pursuant to the Amendment, the consideration now offered by Sinclair for each $1,000 principal amount of Notes tendered pursuant to the Offer is the price (calculated as described in Schedule I of the Offer to Purchase and Consent Solicitation Statement (as amended by the Amendment, the "Statement") equal to
(i) the present value on the Payment Date (as defined in the Statement) of the Notes to Dec. 15, 1998, which is the first day the Notes are redeemable (the "Earliest Redemption Date"), determined on the basis of a yield to the Earliest Redemption Date equal to the sum of (x) the yield on the 5.125% U.S. Treasury Note due Dec. 31, 1998 (the "Reference Security"), as calculated by the Dealer Manager in accordance with standard market practice based on the bid price for such Reference Security as of 2:00 p.m., New York City time, on Dec. 11, 1997 (subject to adjustment as provided in the Statement), as displayed on the Bloomberg Government Pricing Monitor on "Page PX4," and (y) 62.5 basis points (such price being rounded to the nearest cent per $1,000 principal amount of Notes), plus (ii) accrued and unpaid interest up to, but not including, the Payment Date, minus (iii) $40.00 per Note, which is equal to the Consent Payment described below, payable promptly after the date that the Notes are accepted for payment pursuant to the Offer.

The Consents are being solicited from the holders of Notes in order to adopt certain proposed amendments (the "Proposed Amendments") to the Indenture pursuant to which the Notes were issued. Pursuant to the Amendment, subject to the terms and conditions of the Statement, Sinclair is now offering to pay each holder who consents to the Proposed Amendments on or prior to the Consent Date an amount in cash equal to 4% of the principal amount (the "Consent Payment") of the Notes ($40.00 per $1,000 Note).

In connection with the above changes in consideration offered by Sinclair in the Offer and Solicitation, the Consent Date is being extended. Holders of Notes must now tender their Notes and deliver their Consents to the Proposed Amendments prior to the Consent Date in order to receive the Consent Payment. Pursuant to the Amendment, the Consent Date is now the date that is the later of Dec. 9, 1997 or 12:00 midnight, New York City time, on the Consent Achievement Date. The Consent Achievement Date is the date on which Sinclair receives duly executed Consents from holders representing a majority in aggregate principal amount of the Notes then outstanding. Tendered Notes may be withdrawn and Consents may be revoked at any time prior to 12:00 midnight, New York City time, on the Consent Achievement Date but, subject to limited exceptions, not thereafter). Holders who tender their Notes must consent to the Proposed Amendments.

All other terms and conditions of the Offer and the Solicitation remain unchanged. The Offer will expire at 5:00 p.m., New York City time, on Dec. 16, 1997 unless extended by Sinclair.

Questions regarding the Offer and the Solicitation should be directed to Michael Davis or Matthew DeFusco of Smith Barney, Inc., the Dealer Manager, at (800) 655-4811 or (212) 723-7903.